Exhibit 10.27

DEATH BENEFIT AGREEMENT

Employee:	Gerald Blotz

Employer:	Barrett Business Services, Inc., a Maryland corporation

Death Benefit:	$800,000, paid in one lump sum as set forth below

Effective Date:	July 17, 2015

RECITALS

A. Employee has been employed by Employer and rendered valuable services to Employer.

B. In consideration for Employee’s past, current, and future service to Employer, Employer desires to enter into this Death Benefit Agreement (this “Agreement”) to pay, upon Employee’s death, the Death Benefit to the beneficiary designated by Employee.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1. Beneficiary Designation

1.1 Beneficiary Designation. Subject to Section 1.3, Employee has the right, at any time, to designate one or more persons or an entity as the beneficiary or beneficiaries to whom the Death Benefit will be paid in the event of Employee’s death (the “Beneficiary”). Each Beneficiary designation must be in writing on the form prescribed by Employer and will be effective only when filed with Employer during Employee’s lifetime.

1.2 Changing Beneficiary. Subject to Section 1.3, any Beneficiary designation may be changed by Employee without the consent of the previously named Beneficiary by the filing of a new designation with Employer. The filing of a new designation will cancel all designations previously filed.

1.3 Community Property. If Employee is or becomes married and resides in Washington or any other community property state, the following rules will apply:

(a) Designation of a Beneficiary other than Employee’s spouse will not be effective unless the spouse executes a written consent that acknowledges the effect of the designation, or it is established that consent cannot be obtained because the spouse cannot be located;

(b) A designation may be changed by Employee with the consent of Employee’s spouse as provided for in Section 1.3(a) by the filing of a new designation with Employer;

(c) If Employee’s marital status changes after Employee has designated a Beneficiary, the following will apply:

(i) If Employee is married at the time of death but was unmarried when the designation was made, the designation will be void unless the spouse has consented to it in the manner prescribed in Section 1.3(a);

(ii) If Employee is unmarried at the time of death but was married when the designation was made:

(1) The designation will be void if the spouse was named as Beneficiary unless Employee had submitted a change of beneficiary listing the former spouse as the beneficiary; and

(2) The designation will remain valid if a non-spouse Beneficiary was named.

(ii) If Employee was married when the designation was made and is married to a different spouse at death, the designation will be void unless the new spouse has consented to it in the manner prescribed above.

1.4 No Beneficiary Designation. In the absence of an effective Beneficiary designation, or if all designated Beneficiaries predecease Employee, then the Death Benefit will be paid to the personal representative of Employee’s estate.

2. Payment of Benefit. In the event of Employee’s death, Employer will pay the Death Benefit directly to Employee’s Beneficiary within 60 days after the date of death.

3. Limitation. Notwithstanding any other provision of this Agreement, no benefit will be payable under this Agreement if Employee’s death occurs under circumstances such that the policy on the life of Employee described in Section 5 does not pay a full death benefit, for example, in the case of suicide or other circumstances.

4. Employment Requirement. Upon termination of Employee’s employment with Employer for any reason other than due to Employee’s death, the Death Benefit will be forfeited to Employer with no payment to Employee. For purposes of this Agreement, “employment” will include periods of illness or other leaves of absence authorized by Employer.

5. Source of Benefits. The Death Benefit will be paid solely out of the general assets of Employer. In order to pay the Death Benefit provided for under this Agreement, Employer may elect, in its sole discretion, to purchase a life insurance policy on the life of Employee. Employee will cooperate with Employer and any insurance carrier as necessary to obtain the insurance. Employer will be the owner of any policy or policies of life insurance purchased under this Agreement, and any such policy or policies will be, and remain, a general, unpledged, and unrestricted asset of Employer. Neither Employee nor any Beneficiary or other person will have any claim against, right to, or security or other interest in, any specific fund, account, insurance policy, or other asset of Employer with respect to any benefits under this Agreement.

6. Miscellaneous.

6.1 Nonassignability. Neither Employee nor any other person will have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable under this Agreement, or any part of such amounts, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable will, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by Employee or any other person, nor be transferable by operation of law in the event of Employee’s or any other person’s bankruptcy or insolvency.

6.2 Not a Contract of Future Service. The terms and conditions of this Agreement may not be deemed to constitute a contract of future service between Employer and Employee, and Employee (or his or her Beneficiary) will have no rights against Employer except as may otherwise be specifically provided in this Agreement.

6.3 Governing Law. This Agreement will be construed and interpreted according to the laws of the State of Washington (without regard to conflict of laws principles).

6.4 Notice. Any notice or filing required or permitted to be given to Employer under this Agreement will be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Secretary of Employer. Such notice will be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

6.5 Successors. This Agreement will bind and inure to the benefit of Employer and its successors and assigns. The term successors as used in this Section 6.5 includes any corporate or other business entity which, whether by merger, consolidation, purchase or otherwise, acquires all or substantially all of the business and assets of Employer, and successors of any such corporation or other business entity.

6.6 Withholding. Employer may deduct from all payments made to a Beneficiary under this Agreement any Federal, state or local taxes required by law to be withheld with respect to such payments.

[Signature Page Follows]

The parties have executed this Death Benefit Agreement as of the date first written above.

Employee:	Employer:

BARRETT BUSINESS SERVICES, INC.

/s/ Gerald Blotz	By:	/s/ Anthony Meeker
Gerald Blotz	Name:	Anthony Meeker
	Title:	Chairman of the Board